Exhibit 99.1

Hologic Announces Repurchase at Option of Holders and

Redemption of 2.00% Convertible Senior Notes Due 2037

Bedford, Mass., November 14, 2013 – Hologic, Inc. (Hologic or the Company) (NASDAQ: HOLX), a leading developer, manufacturer and supplier of premium diagnostics products, medical imaging systems and surgical products, with an emphasis on serving the healthcare needs of women, today announced that holders of the 2.00% Convertible Senior Notes due 2037 (CUSIP No. 436440 AA9) issued December 10, 2007 (the Notes) have the right to surrender their Notes for repurchase by the Company pursuant to their option (the Put Option) under the Indenture governing the Notes, dated as of December 10, 2007 (the Base Indenture), as supplemented by the First Supplemental Indenture, dated as of December 10, 2007 (the Supplemental Indenture and together with the Base Indenture, the Indenture). The Put Option entitles each holder of the Notes to require the Company to repurchase all or any part (in principal amount equal to $1,000 or integral multiples thereof) of such holder’s Notes on December 13, 2013 (the Put Option Repurchase Date) at a repurchase price (the Put Option Repurchase Price) equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest to, but not including, the Put Option Repurchase Date, upon the terms and subject to the conditions set forth in the Indenture and the Notes. Unless the Company defaults in the payment of the Put Option Repurchase Price, interest on Notes surrendered for repurchase by the Company will cease to accrue on and after the Put Option Repurchase Date. As of November 14, 2013, there was $405,000,000 aggregate principal amount of the Notes outstanding.

The opportunity to exercise the Put Option commences today at 9:00 a.m., New York City time, and expires at 5:00 p.m., New York City time, on Thursday, December 12, 2013 (the Expiration Date), which is the business day immediately preceding the Put Option Repurchase Date. Holders may withdraw any Notes previously surrendered for repurchase at any time prior to 5:00 p.m., New York City time, on the Expiration Date. In order to exercise the Put Option and receive the Put Option Repurchase Price, or withdraw Notes previously surrendered, a holder must follow the procedures set forth in the Put Right Notice, which is being delivered to all registered holders of the Notes.

None of the Company, its board of directors or employees has made or is making any representation or recommendation to any holder of the Notes as to whether to exercise or refrain from exercising the Put Option.

Redemption:

In addition, the Company announced today that it has issued a notice of redemption to the holders of the Notes to redeem any Notes outstanding on December 18, 2013 (the Redemption Date) pursuant to its option under Section 11.01 of the Supplemental Indenture and Article 11 of the Base Indenture. As a result, Notes with respect to which the Put Option is not exercised prior to the Expiration Date (or with respect to which the Put Option is exercised and subsequently withdrawn prior to the withdrawal deadline) and that are not surrendered for conversion prior to 5:00 p.m., New York City time, on Tuesday, December 17, 2013, will be redeemed by the Company on the Redemption Date at a redemption price (the Redemption Price) equal to 100% of the principal amount of the Notes plus accrued and unpaid interest (including Contingent Interest, if any) to, but not including, the Redemption Date, upon the terms and subject to the conditions set forth in the Indenture and the Notes. On the Redemption Date, the Redemption Price will become due and payable on outstanding Notes and, unless the Company defaults in the payment of the Redemption Price, interest on such Notes will cease to accrue on and after the Redemption Date, and the only remaining right of the holders of such Notes after such date will be to receive payment of the Redemption Price.

Conversion Right:

As a result of the notice of redemption, holders of the Notes have a right to convert the Notes called for redemption at any time prior to 5:00 p.m., New York City time, on Tuesday, December 17, 2013 (the Conversion Deadline), which is the business day immediately preceding the Redemption Date, subject to the terms, conditions and adjustments set forth in the Indenture and the Notes. The current Conversion Rate (as defined in the Indenture) for the Notes is 25.911 shares of the Company’s common stock per $1,000 principal amount outstanding, which is equivalent to a Conversion Price (as defined in the Indenture) of approximately $38.59 per share.

Additional Information:

At the Company’s request, Wilmington Trust Company, the Trustee, Paying Agent and Conversion Agent for the Notes, is delivering a Put Right Notice and Notice of Redemption to all registered holders of the Notes. In addition, the Company will file the Put Right Notice with a Tender Offer Statement on Schedule TO with the Securities and Exchange Commission today. Copies of the Put Right Notice, Notice of Redemption and additional information relating to the procedure for the surrender, conversion and/or redemption of the Notes may be obtained from Wilmington Trust Company as provided below.

With respect to the Notice of Redemption:

Wilmington Trust Company

Rodney Square North

1100 North Market Street

Wilmington, DE 19890

Attention: Corporate Capital Markets

With respect to the Put Right Notice:

Wilmington Trust Company

Rodney Square North

1100 North Market Street

Wilmington, DE 19890

Attention: Sam Hamed

Telephone: (302) 636-6181

Facsimile: (302) 636-4139

Email: shamed@wilmingtontrust.com

About Hologic:

Hologic, Inc. is a leading developer, manufacturer and supplier of premium diagnostic products, medical imaging systems, and surgical products, with an emphasis on serving the healthcare needs of women. The Company operates four core business units focused on breast health, diagnostics, GYN surgical and skeletal health. With a comprehensive suite of technologies and a robust research and development program, Hologic is committed to improving lives. The Company is headquartered in Massachusetts. For more information, visit www.hologic.com.

Hologic and associated logos are trademarks and/or registered trademarks of Hologic, Inc. and/or its subsidiaries in the United States and/or other countries.

Contacts:

Deborah R. Gordon	Al Kildani
Vice President, Investor Relations	Senior Director, Investor Relations
(781) 999-7716	(858) 410-8653
deborah.gordon@hologic.com	al.kildani@hologic.com